UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2005 (May 6, 2005)

Allied Security Holdings LLC
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 333-119127

Delaware	20-1379003
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3606 Horizon Drive, King of Prussia, PA 19406
(Address of Principal Executive Offices)
(Zip Code)

(610) 239-1260
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Credit Agreement Amendment

Allied Security Holdings LLC (the "Company") executed an amendment ("Amendment No. 1") effective May 10, 2005 to its existing senior secured credit facility (the "Credit Facility") with Bear Stearns Corporate Lending Inc., as Administrative Agent, and a syndicate of lenders arranged by Bear, Stearns & Co. Amendment No. 1 contained the following material terms and provisions, among others: (i) for the term loan facility (the "Term Loan"), the interest rate applicable to eurodollar rate loans was decreased from LIBOR plus 4.25% to LIBOR plus 3.75% (with a step down to LIBOR plus 3.50% when the Company's leverage ratio (as determined pursuant to the Credit Facility) is below 3.5x); (ii) the basket for "permitted acquisitions" (as defined under the Credit Facility) was increased from $30 million to $60 million; (iii) cash expenditures for "permitted acquisitions" was added as a deduction to the calculation of "excess cash flow" (as determined under the Credit Facility); (iv) mandatory principal repayment of the Term Loan was decreased for fiscal years 2005 and 2006; and (v) the sublimit for letter of credit availability under the revolving credit facility was increased from $40 million to $50 million.

A copy of Amendment No. 1 is attached as Exhibit 10.1 hereto and the terms of Amendment No. 1 are incorporated by reference herein. The description of Amendment No. 1 is qualified in its entirety by reference to Amendment No. 1.

Compensation Arrangements

Effective May 6, 2005, the Company caused to be increased base salaries for fiscal year 2005 payable to its Chief Financial Officer, William A. Torzolini, and its Executive Vice President, Mark P. Desrosiers, in each case as part of annual salary increases. Mr. Torzolini's salary increased from $245,000 per annum to $290,000 per annum, and Mr. Desrosiers' base salary increased from $215,000 per annum to $235,000 per annum.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.

10.1	Amendment No. 1 to the Credit Facility, dated as of May 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2005

ALLIED SECURITY HOLDINGS LLC

By:	/s/ William A. Torzolini William A. Torzolini Chief Financial Officer